Independent Contractor Agreement 01/01/02

Independent Contractor Agreement

Agreement made this First day of December 2001 by and between California News Tech (hereinafter referred to as "Company") and Marian Munz (hereinafter referred to as "Contractor") with its principal place of business at San Francisco, California.

WEHREAS, the Contractor provides services to the general public in an independent capacity;
WEHREAS, the Company is in the business of software development and sales and Internet advertising and WEHREAS, the Company desires to utilize Contractor services at its own offices and as required, the Contractor's location, it is therefore

AGREED AS FOLLOWS:

1.   Scope of Services:
Contractor agrees, pursuant to the terms herein, to provide specialized services as an independent contractor to the Company. The Scope of Services and the Recipient are further defined on the attached Purchase Order which is made a part hereof.

2.   Termination:
Contractor services under this Agreement will begin and terminate pursuant to the period covered by the Purchase Order and any renewals or extensions thereof. This Agreement shall be for a period of 12 months, commencing on December 1, 2001 and terminating November 31, 2002. However, this Agreement may be terminated by either party on 10 days written notice, unless Contractor commits a breach of this Agreement, at which time this Agreement may be immediately terminated by the Company.

3.   Restrictions:
During the term of this Agreement, and any renewals thereof, and for twelve (12) months after the expiration of the initial and renewal periods, Contractor agrees that neither it nor any of its personnel will provide or attempt to provide, directly or indirectly, any services to any direct competitor of the Company.

4.   Contractor Representations:
Contractor represents that all information provided by it including, but not limited to, the resume, interview and references are true, accurate and complete; the Contractor is not restricted by any employment or other contractor agreement; it has all the skills and training necessary to perform the services required by this Agreement; and Contractor has and maintains books and records which reflect items of income and expenses of its trade or business and offers its services to third parties. Contractor makes these representations with the knowledge that the Company will rely on the representations. In addition to any other remedies the Company may have, it may terminate this Agreement in the event of any misstatement or misrepresentation.

5.   Payment Terms:
Contractor will receive 200,000 stock options exercisable at $0.80/share of the Corporation's common stock granted immediately.

6.   Expenses:
Company may authorize for business purposes travel, living, training, entertainment, cellular phone and/or DSL Internet/email connection and expenses shall be reimbursed by the Company. Other expenses may be authorized on a case by case basis.

7.   Confidential Information:
All information (pertaining to any of Company's inventions, designs, tools, equipment, unpublished written materials, plans, processes, costs, methods, systems, improvements, or other private or confidential materials) which is obtained by Contractor in the performance of Contractor's work and which is not publicly disclosed by Company shall be considered as confidential and proprietary to Company. The terms of Contractor's assignment, including the Contractor's compensation and the assignment terms of other Company's employees and the scope of Contractor's work shall be considered confidential. Contractor shall not at any time during or after such employment, disclose such information nor the nature of the service which Contractor renders to Company, except to authorized representative of Company.

8.   Relationship of the Parties:
The parties to this Agreement agree that the relationship created by this Agreement is that of Company-Independent Contractor and that no employer/empoyee relationship by or between the Contractor and the Company is intended by any party.

9.   Contractor Employees:
It shall be the Contractor's responsibility to provide Worker's Compensation insurance and, if applicable, pay any premium "overtime" rate, for Contractor's employees who work on the project covered by this Agreement and to make required FICA, FUTA, income tax withholding or other payments related to such employees, and to provide Company with suitable evidence of the same whenever requested. In the event of any claims brought or threatened by any party against the Company related to the status, acts or omissions of Contractor or its personnel, Contractor agrees to cooperate in all reasonable respects , including to support the assertions of Contractor status made in this Agreement. Contractor further agrees to file all necessary income tax reports and forms on a timely basis and make all payments due to the appropriate taxing authority.

10.   Right to Supervise:
Contractor shall utilize his own independent judgment and discretion in the performance of the work without supervision or right to supervise or control as to the means and manner including time, location and sequencing of performance by the Company.

11.   Service to Others
Contractor may provide services to others during the term of this Agreement provided that it does not conflict with his obligations and performance hereunder.

12.   Insurance:
In addition to any other insurance required by this Agreement, Company will obtain for itself and its key personnel, at its own expense, Comprehensive General Liability insurance coverage for directors, officers and key staff as covered by this Agreement, for limits of liability and terms reasonably satisfactory to the Company, but not less than $1.0 million. Company and Contractor agrees to mutually indemnify and hold harmless each other from any and all liability or expense that either party may incur by reason of bodily injury to any person, or property damage, or both, caused in whole or in part by the acts of the other party, its agents, servants and employees while performing work or services pursuant to this Agreement, including reasonable attorney's fees. Contractor agrees to indemnify Company against any amount that Company may ultimately have to pay due to Contractor's failure to timely file Contractor's tax returns or information or pay the proper amount of income taxes and related payroll costs to any appropriate taxing authority.

13.   Entire Agreement:
This Agreement and any attachments or exhibits hereto represent the entire agreement and understanding of the parties and any modification thereof shall not be effective unless contained in writing signed by both parties. Any prior agreements have been merged into this Agreement.

14.   Severability:
Each provision of the Agreement shall be considered severable such that if any one provision of clause conflicts with existing or future applicable law, or may not be given full effect because such law, this shall not affect any other provision of the Agreement which can be given effect without the conflicting provision of clause.

15.   Right to Assign:
Contractor is to provide services through it personnel named in the Purchase Order, for whom it is responsible, and may not assign its rights under this Agreement or any Purchase Order and may not subcontract its obligations hereunder to others.

16.   Conflicts
To the extent that there may be any conflict between the terms of this agreement and any Purchase Order which may be given hereto, this Agreement shall take precedence.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals on the date first above written.

Approval:

California News Tech                       Marian Munz
a Nevada Corporation

By:/s/ Marian Munz                By:_/s/ Marian Munz
    Marian Munz                  Marian Munz

Title: President                                                                                                                                 Title: Principal